                                SCHEDULE 13G/A
                                (RULE 13d-102)

   Information to be Included in Statements Filed Pursuant to Rule 13d-1(b),
      (c), and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*


                               Kyzen Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   501596100
--------------------------------------------------------------------------------
                                (CUSIP Number)


                               December 31, 2001
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [   ]  Rule 13d-1(b)
    [   ]  Rule 13d-1(c)
    [ X ]  Rule 13d-1(d)


---------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 501596100                    13G      PAGE    2     OF    4    PAGES
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          Kyle J. Doyel
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (See Instructions)                                        (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
          ---------------------------------------------------------------------



                       (5)     SOLE VOTING POWER
  NUMBER OF                     588,326
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                      341,818
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                    588,326
                       --------------------------------------------------------
                       (8)    SHARED DISPOSITIVE POWER
                                341,818
                       --------------------------------------------------------

 (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          930,144
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          18.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)
          IN
          ---------------------------------------------------------------------

CUSIP NO. 501596100                   13G                      PAGE 3 OF 4 PAGES

ITEM 1(a)      Name of Issuer:  Kyzen Corporation
ITEM 1(b)      Address of Issuer's Principal Executive Offices:    430 Harding Industrial Drive
                                                                   Nashville, Tennessee 37211
ITEM 2(a)      Name of Person Filing:  Kyle J. Doyel
                                     ---------------------------------------------------------
ITEM 2(b)      Address of Principal Business Office or, if None, Residence: 430 Harding
                                                                            ------------------
               Industrial Drive    Nashville, TN 37211
               -------------------------------------------------------------------------------
ITEM 2(c).     Citizenship: United States
                           -------------------------------------------------------------------
ITEM 2(d).     Title of Class of Securities: Common Stock
                                            --------------------------------------------------
ITEM 2(e).     CUSIP Number:  501596100
ITEM 3.        Not applicable.

ITEM 4.        OWNERSHIP.

               (a) Amount beneficially owned:   930,144
                                             --------------
               (b) Percent of class:  18.9%
                                    -------------
               (c) Number of shares as to which such person has:
                                                                 ---------------
                    (i) Sole power to vote or to direct the vote: 588,326
                                                                 ---------------
                    (ii) Shared power to vote or direct the vote: 341,818
                                                                 ---------------
                    (iii) Sole power to dispose or to direct the disposition of: 588,326
                                                                                --------------
                    (iv) Shared power to dispose or to direct the disposition of: 341,818
                                                                                 -------------

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               N/A

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               N/A

ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY
               BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               N/A

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               N/A

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               N/A

ITEM 10.       CERTIFICATION.

               Not applicable.

CUSIP NO. 501596100                   13G                      PAGE 4 OF 4 PAGES



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                      Feb. 6, 2002
                                         ---------------------------------------
                                                           Date


                                         /s/          Kyle J. Doyel
                                         ---------------------------------------
                                                        Signature


                                                      KYLE J. DOYEL
                                         ---------------------------------------
                                                        Name/Title